Exhibit 99.1


                  TELEPHONE AND DATA SYSTEMS, INC. AND SUBSIDIARIES
                  -------------------------------------------------
                          CONSOLIDATED STATEMENTS OF INCOME
                          ---------------------------------
                                      Unaudited
                                      ---------


                                                      Twelve Months Ended
                                                            March 31,
                                                      --------------------
                                                           1994       1993
                                                     ----------  ---------
   (Dollars in thousands, except per share amounts)
   OPERATING REVENUES
     Telephone                                       $  277,225   $ 241,990
     Cellular telephone                                 239,075     154,869
     Radio paging                                        79,897      59,772
                                                     ----------   ---------
                                                        596,197     456,631
                                                     ----------   ---------
   OPERATING EXPENSES
     Telephone                                          194,879     168,884
     Cellular telephone                                 245,355     168,274
     Radio paging                                        79,302      64,337
                                                     ----------   ---------
                                                        519,536     401,495
                                                     ----------   ---------

   OPERATING INCOME                                      76,661      55,136
                                                     ----------   ---------
   INVESTMENT AND OTHER INCOME
     Interest and dividend income                         8,352       7,935
     Minority share of income                           (2,427)       (567)
     Cellular investment income, net of license cost
       amortization                                      16,835      10,045
     Gain on sale of cellular interests                   4,970      16,521
     Other income, net                                      430       1,214
                                                     ----------   ---------
                                                         28,160      35,148
                                                     ----------   ---------
   INCOME BEFORE INTEREST AND INCOME TAXES              104,821      90,284
     Interest expense                                    38,329      32,924
                                                     ----------   ---------
   INCOME BEFORE INCOME TAXES                            66,492      57,360
     Income tax expense                                  29,175      25,196
                                                     ----------   ---------
   NET INCOME BEFORE EXTRAORDINARY ITEM AND
     CUMULATIVE EFFECT OF ACCOUNTING CHANGE              37,317      32,164
     Extraordinary item                                       -       (769)
     Cumulative effect of accounting change               (723)           -
                                                     ----------   ---------
   NET INCOME                                            36,594      31,395
     Preferred Dividend Requirement                     (2,353)     (2,280)
                                                     ----------   ---------
   NET INCOME AVAILABLE TO COMMON                    $   34,241   $  29,115
                                                     ==========   =========

   WEIGHTED AVERAGE COMMON SHARES (000s)                 49,332      41,097

   EARNINGS PER COMMON SHARE:
     Before extraordinary item and
       cumulative effect of accounting change        $      .71    $    .73
     Extraordinary item                                       -        (.02)
     Cumulative effect of accounting change                (.02)          -
                                                     -----------   ----------
     Net Income                                      $       .69   $    .71
                                                     ===========   ==========

   DIVIDENDS PER COMMON AND SERIES A
     COMMON SHARE                                    $       .345 $      .325
                                                     ===========  ==========
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